EXHIBIT 99.1

NEWS ANNOUNCEMENT
Contact:
Patrick G. Mackey
Berliner Communications, Inc.
214/777-4100; pmackey@bcisites.com
NOVO NETWORKS ANNOUNCES COMPLETION OF
RECAPITALIZATION AND NAME CHANGE TO BERLINER
COMMUNICATIONS
ELMWOOD PARK, NEW JERSEY, September 19, 2005 — Novo Networks, Inc. (OTC BB:BERL) today announced that it has completed a recapitalization of its capital structure and changed its name to Berliner Communications, Inc. and now trades under the symbol of “BERL.OB.”
“I am pleased that we now have completed the recapitalization and will have a report card of our own,” said Rich Berliner, CEO and Chairman. “The hard work has paid off and we now move into a new era in our corporate history. The transaction with Novo has given us greater resources to move ahead and meet our sales and profitability goals and we look forward to making it happen.”
As part of our acquisition of the operations, assets and liabilities of Berliner Communications, Inc. in February of 2005, the holders of our Series B and D Convertible Preferred Stock along with our newly issued Series E Convertible Preferred Stock entered into a Voting Agreement, whereby they gave Novo their proxy to vote in their name for the approval of the filing of two certificates of amendment to the Company’s certificate of incorporation.
          The Certificates of Amendment were filed with the Delaware Secretary of State on September 16, 2005 and effected the following:
•	Increased the aggregate number of shares that we will have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares will he shares of Common Stock, and 600,000,000 shares will be shares of Preferred Stock;

•	Changed our name from Novo Networks, Inc. to Berliner Communications, Inc.;

Novo Reports Recapitalization and Name
Change
September 19, 2005

•	Amended the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock to reduce the conversion price of the Series B Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Convertible Preferred Stock to 321,015,546;

•	Amended the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock to reduce the conversion price of the Series D Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Convertible Preferred Stock to 675,773,394;

•	Provided that, upon the filing of the first Certificate of Amendment, all shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock will be automatically converted into Common Stock;

•	Effected a 1:300 reverse stock split, such that the outstanding shares of Common Stock and Convertible Preferred Stock will be reclassified and one new share of Common Stock will be issued for every 300 shares of existing Common Stock; and

•	Amended the Certificate of Incorporation, such that, after giving effect to the reverse stock split, the aggregate number of shares that we will have the authority to issue is 22,000,000 shares, of which 20,000,000 shares will be shares of Common Stock, and 2,000,000 shares will be shares of Preferred Stock. Subsequent to the recapitalization and reverse stock split, we have approximately 17,035,000 shares common shares outstanding.
The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding or future prospects, that potential benefits to be obtained from our integration of the operations of Berliner Communications, Inc. or achieve the desired benefits from this acquisition, the ability to achieve our sales and profitability goals, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from Novo’s expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, as well as the risk that we will not be able to successfully integrate the operations of Berliner Communications, Inc. and achieve the desired benefits from the acquisition, and risks that we may not be able to achieve our sales and profitability goals. No assurances can be given that we will continue as a going concern in future periods. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.